THE SOURLIS LAW FIRM Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	214 Broad Street
Philip Magri, Esq.+	Red Bank, New Jersey 07701
Joseph M. Patricola, Esq.*+ #	(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
* Licensed in NJ	Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

October 28, 2010

Board of Directors
On-Air Impact, Inc.
130 Maple Avenue, Suite 6D
Red Bank, NJ 07701

Re:        On-Air Impact, Inc.
Registration Statement on Form S-1
2,000,000 Shares of Common Stock

To the Board of Directors:

I have acted as securities counsel to On-Air Impact, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 2,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”).

In my capacity as counsel to the Company, I have reviewed the Company's articles of incorporation, as amended, and by-laws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as I have deemed relevant in rendering this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to me as originals, the conformity to original documents submitted to me as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, I have relied upon statements and representations of the Company’s sole officer and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

I express no opinion on the laws of any jurisdiction other than the Federal Securities Laws and the Nevada Revised Statutes, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

On behalf of the Sourlis Law Firm, I hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. I also consent to the reference to my name and this firm under the heading “Experts” in the prospectus which forms a part of the Registration Statement.

Very truly yours,

The Sourlis Law Firm

/s/ PHILIP MAGRI
Philip Magri